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Contact:	Donald P. Zerio
	Vice President, Finance, Chief Financial Officer	July 26, 2016
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS SEQUENTIAL INCREASES IN REVENUE, NET INCOME, AND EARNINGS PER SHARE

Milpitas, California, July 26, 2016, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the fiscal quarter ended July 3, 2016.  Quarterly revenues of $373.8 million for the fourth quarter of fiscal year 2016 increased $12.6 million or 3.5% over the previous quarter's revenue of $361.1 million and decreased $5.7 million or 1.5% from $379.5 million reported in the fourth quarter of fiscal year 2015.  Net income of $132.4 million increased $4.0 million or 3.1% over the previous quarter’s net income of $128.4 million and decreased $0.3 million or 0.3% from the fourth quarter of fiscal year 2015.  Diluted earnings per share of $0.54 per share in the fourth quarter of fiscal year 2016 increased $0.02 per share or 4% over the third quarter of fiscal year 2016 and was unchanged from the fourth quarter of fiscal year 2015.

Revenue for fiscal year 2016 was $1,423.9 million, a decrease of $51.2 million or 3.5% from revenue of $1,475.1 million in the prior fiscal year.  Net income of $494.3 million for fiscal year 2016 decreased $26.7 million or 5.1% from $521.0 million reported in the previous fiscal year. The results for fiscal year 2016 benefited from a lower effective tax rate of 22.7% compared to 24.0% in fiscal year 2015. Diluted earnings per share for fiscal year 2016 was $2.02, a decrease of $0.10 per share or 5% from the prior fiscal year.

Cash, cash equivalents and marketable securities increased by $85.2 million over the third quarter of fiscal year 2016 to $1.45 billion.  A cash dividend of $0.32 per share will be paid on August 24, 2016 to stockholders of record on August 12, 2016.  During the fourth quarter the Company generated positive cash flows from operations of $174.9 million or 47% of total revenues.  During the fourth quarter of fiscal year 2016 the Company returned $86.5 million to shareholders in the form of dividends of $78.4 million, representing $0.32 per share, and stock purchases of $8.1 million totaling 0.2 million shares.

According to Lothar Maier, CEO, “We met the midpoint of our revenue guidance with growth of 3.5% sequentially over the March quarter.  We are pleased that we have bounced back with three sequential quarters of revenue growth after suffering a significant decline in the first fiscal quarter. Our industry leading gross margin and operating margin percentages each improved at 76.4% and 45.9% while earnings per share increased $0.02 to $0.54.  For the fiscal year, revenue declined 3.5% to $1.42 billion, while earnings per share decreased $0.10 to $2.02.”

Pending Transaction with Analog Devices, Inc.

Earlier today, Linear Technology and Analog Devices, Inc. (NASDAQ: ADI) announced that they have entered into a definitive agreement under which Analog Devices will acquire Linear Technology in a cash and stock transaction that values the combined enterprise at approximately $30 billion(1).  Upon completion of the acquisition, Analog Devices will be the premier global analog technology company with approximately $5 billion in anticipated annual revenues.

Under the terms of the agreement, Linear Technology shareholders will receive $46.00 per share in cash and 0.2321 of a share of Analog Devices common stock for each share of Linear Technology common stock they hold at the closing of the transaction.  The transaction values Linear Technology at approximately $60.00 per share(1), representing an equity value for Linear Technology of approximately $14.8 billion(1). Closing of the transaction is expected by the end of the first half of calendar year 2017, and is subject to regulatory approvals in various jurisdictions, the approval of Linear Technology’s shareholders, and other customary closing conditions. Additional information about the transaction can be found in the joint press release issued earlier today, which is available on the Investor Relations section of the Company’s website at www.linear.com

Analog Devices and Linear Technology management will host a conference call today, July 26, 2016 at 5:00pm ET to discuss details of the transaction.  A live webcast and the accompanying presentation relating to the transaction will be available in the “investors” section of Analog Devices’ website at www.analog.com in advance of the conference call.

Investors may join via webcast, accessible at investor.analog.com, or by telephone (call 800-859-9560 ten minutes before the call begins and provide the password “ADI”).

A replay of the call will be made available and may be accessed for up to two weeks by dialing  (855) 859-2056  (replay only) and providing the conference ID: 56173988, or by visiting investor.analog.com.

Outlook

As a result of the pending transaction with Analog Devices, the Company will not provide expected financial results for the fiscal first quarter of 2017 or future periods.

Conference Call and Supplemental Financial Information

In light of the announced transaction with Analog Devices, the Company will not hold its previously scheduled quarterly earnings conference call.

In lieu of a conference call, additional supplemental financial information regarding operational performance and earnings for the fiscal fourth quarter of 2016, in addition to bookings by end market and revenue by geography, has been made available under the Investor Relations section of the Company’s website that can be accessed through www.linear.com

Note:

(1) Based on Analog Devices’ 5-day volume weighted average price of $60.3215 as of July 21, 2016 per Bloomberg.

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our revenue, our expectations regarding the duration of the weak cycle, the expected timetable for closing of the transaction between Analog Devices, Inc. (“Analog Devices”) and Linear Technology Corporation (“Linear Technology”) and the consideration to be received by Linear shareholders are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets, the ability to satisfy the conditions to closing of the proposed transaction, on the expected timing or at all, the ability to obtain required regulatory approvals for the proposed transaction, on the expected timing or at all, the occurrence of any event that could give rise to the termination of the merger agreement; and other factors described in our 10-K for the year ended June 28, 2015.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. The Company’s products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. For more information, visit www.linear.com

For further information contact Donald P. Zerio at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

Important Additional Information Will Be Filed With The SEC

In connection with the proposed transaction, Analog Devices and Linear Technology intend to file relevant information with the SEC, including a registration statement of Analog Devices on Form S-4 (the “registration statement”) that will include a prospectus of Analog Devices and a proxy statement of Linear Technology (the “proxy statement/prospectus”). Investors and security holders of Linear Technology are urged to carefully read the entire registration statement and proxy statement/prospectus and other relevant documents filed with the SEC when they become available, because they will contain important information about Analog Devices, Linear Technology and the proposed transaction. A definitive proxy statement/prospectus will be sent to Linear Technology’s stockholders. The registration statement, proxy statement/prospectus and other documents filed by Analog Devices with the SEC may be obtained free of charge at Analog Devices’ website at www.analog.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Analog Devices by requesting them by mail at Analog Devices, Inc., One Technology Way, P.O. Box 9106, Norwood, MA 02062-9106, Attention: Investor Relations, or by telephone at (781) 461-3282. The documents filed by Linear Technology with the SEC may be obtained free of charge at Linear Technology’s website at www.linear.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Linear Technology by requesting them by mail at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, CA, 95035-7417, Attention: Investor Relations, or by telephone at (408) 432-2407.

Participants in the Solicitation

Linear Technology, Analog Devices and certain of their directors, executive officers and employees may be deemed participants in the solicitation of proxies from Linear Technology stockholders in connection with the proposed transaction. Information regarding the persons who may be deemed to be participants in the solicitation of Linear Technology stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information about the directors and executive officers of Analog Devices and their ownership of Analog Devices common stock is set forth in the definitive proxy statement for the Analog Devices’ 2016 annual meeting of shareholders, as previously filed with the SEC on January 28, 2016.

Information about the directors and executive officers of Linear Technology and their ownership of Linear Technology common stock is set forth in the definitive proxy statement for Linear Technology’s 2015 annual meeting of stockholders, as previously filed with the SEC on September 17, 2015. Free copies of these documents may be obtained as described in the paragraph above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

U.S. GAAP (unaudited)

	Three Months Ended			Twelve Months Ended
	July 3,	April 3,	June 28,	July 3,	June 28,
	2016	2016	2015	2016	2015

Revenues	$373,766	$361,125	$379,483	$1,423,936	$1,475,139
Cost of sales(1)	88,252	85,960	90,847	343,801	355,727
Gross profit	285,514	275,165	288,636	1,080,135	1,119,412
Expenses:
Research and development (1)	70,331	69,645	68,960	276,462	266,761
Selling, general and administrative(1)	43,482	43,042	43,105	170,120	169,952
Total operating expenses	113,813	112,687	112,065	446,582	436,713
Operating income	171,701	162,478	176,571	633,553	682,699
Interest income and other income	1,795	1,593	975	5,896	2,690
Income before income taxes	173,496	164,071	177,546	639,449	685,389
Provision for income taxes	41,121	35,679	44,831	145,103	164,426
Net income	$132,375	$128,392	$132,715	$494,346	$520,963

Earnings per share:
Basic	$0.54	$0.53	$0.54	$2.02	$2.13
Diluted	$0.54	$0.52	$0.54	$2.02	$2.12

Shares used in the calculation of earnings per share:
Basic	244,608	244,524	244,928	244,662	244,408
Diluted	244,933	244,764	245,477	245,048	245,218

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$2,535	$2,460	$2,403	$9,894	$8,966
Research and development	11,793	11,477	10,996	45,923	41,584
Selling, general and administrative	6,096	5,923	5,785	23,625	21,581

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

U.S. GAAP (unaudited)

	July 3,	June 28,
As of	2016	2015
Assets
Cash, cash equivalents and marketable securities	$1,448,275	$1,202,722
Accounts receivable, net of allowances ($1,649) and ($1,651 at June 28, 2015)	157,460	179,264
Inventories	97,251	99,861
Deferred tax assets and other current assets	51,744	102,905
Total current assets	1,754,730	1,584,752

Property, plant and equipment, net	285,866	287,742
Other noncurrent assets	9,385	11,585
Total assets	$2,049,981	$1,884,079

Liabilities
Accounts payable	$17,465	$17,608
Accrued income taxes, payroll and other accrued liabilities	113,800	118,450
Deferred income on shipments to distributors	48,701	46,860
Total current liabilities	179,966	182,918

Deferred tax and other noncurrent liabilities	110,840	123,234

Stockholders’ equity
Common stock and additional paid-in capital	2,137,150	2,052,490
Accumulated deficit	(379,210)	(475,124)
Accumulated other comprehensive income, net of tax	1,235	561
Total stockholders’ equity	1,759,175	1,577,927
	$2,049,981	$1,884,079

LINEAR TECHNOLOGY CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	July 3,	April 3,	June 28,	July 3,	June 28,
	2016	2016	2015	2016	2015
Cash flow from operating activities:
Net income	$132,375	$128,392	$132,715	$494,346	$520,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,770	12,612	13,737	51,409	54,098
Stock-based compensation	20,424	19,860	19,184	79,442	72,131
Excess tax benefit from stock-based compensation	(3,242)	(75)	(6,217)	(7,997)	(15,190)
Change in operating assets and liabilities	12,587	16,612	1,945	67,857	(33,084)
Cash provided by operating activities	174,914	177,401	161,364	685,057	598,918

Cash flow from investing activities:
Net (purchases) proceeds from sale and maturities of available-for-sale securities	(70,201)	17,837	(78,193)	(176,507)	(151,261)
Purchase of property, plant and equipment	(13,027)	(13,194)	(8,396)	(47,333)	(62,560)
Cash (used in) provided by investing activities	(83,228)	4,643	(86,589)	(223,840)	(213,821)

Cash flow from financing activities:
Excess tax benefit from stock-based compensation	3,242	75	6,217	7,997	15,190
Issuance of common stock under employee stock plans	5,705	—	14,299	21,934	40,712
Purchase of common stock	(8,054)	(32,578)	(32,242)	(119,787)	(124,239)
Payment of cash dividends	(78,367)	(78,181)	(73,437)	(303,358)	(278,404)
Cash used in financing activities	(77,474)	(110,684)	(85,163)	(393,214)	(346,741)

Increase (decrease) in cash and cash equivalents	14,212	71,360	(10,388)	68,003	38,356
Cash and cash equivalents, beginning of period	249,470	178,110	206,067	195,679	157,323
Cash and cash equivalents, end of period	$263,682	$249,470	$195,679	$263,682	$195,679